EXHIBIT 11.0

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                            Actual              Average
                                            Outstanding         Outstanding
                                            Shares              Shares (a)

         April 1, 2000, beginning balance   4,281,827           4,281,827

         Shares Issued                      2,973,293           1,296,310

         Ending Balance                     7,255,120           5,578,137


         (a) Based upon the number of days outstanding during the year.